Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Form 10-KSB of our report dated August 29, 2007, except for the change in presentation discussed in Note 16 and 17, which is as of September 15, 2008, relating to the financial statements of Greystone Logistics, Inc. for its fiscal year ended May 31, 2008, which is incorporated by reference therein.

Murrell, Hall, McIntosh, & Co. PLLP
Oklahoma City, Oklahoma
September 15, 2008